Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS
SAN DIEGO, CA – July 30, 2020 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights
•Total revenue increased 86% to $201.8 million, from $108.3 million in the second quarter of 2019.
•Total sales of COVID-19 products were $109.0 million.
•Reported GAAP EPS of $1.55 per diluted share in the second quarter of 2020, compared with $0.03 per diluted share in the second quarter of 2019.
•Reported non-GAAP EPS of $1.86 per diluted share in the second quarter of 2020, compared with $0.36 per diluted share in the second quarter of 2019.
•Received Emergency Use Authorization (EUA) from the U.S. Food and Drug Administration (FDA) for Sofia® SARS Antigen FIA for use with Sofia® and Sofia® 2 instruments.
•Received EUA from the FDA for Lyra® Direct SARS-CoV-2 Assay.
•Repurchased 247,172 shares of Quidel stock for $42.2 million.

Second Quarter 2020 Results
Total revenue for the second quarter of 2020 was $201.8 million, versus $108.3 million for the second quarter of 2019. The 86% increase in sales from the second quarter of 2019 was driven by growth in Rapid Immunoassay and Molecular Diagnostic Solutions product categories, the result of strong demand for the newly launched Sofia® SARS Antigen and Lyra® SARS-CoV-2 tests. This was partially offset by declines in Specialized Diagnostic Solutions and Cardiometabolic Immunoassay revenues. Currency exchange had an unfavorable impact of $0.6 million.

Rapid Immunoassay product revenue increased 270% in the second quarter of 2020 to $80.6 million, primarily due to $56.3 million in revenue for our Sofia SARS Antigen test. Cardiometabolic Immunoassay revenue totaled $54.2 million in the second quarter of 2020, a decline of 20% from the second quarter of 2019, driven by reduced hospital visits by chest pain patients stemming from the COVID-19 pandemic. Molecular Diagnostic Solutions revenue increased $51.0 million to $55.2 million due to Lyra® SARS-CoV-2 assay revenue of $52.7 million. Specialized Diagnostic Solutions revenue decreased 18% from the second quarter of 2019 to $11.8 million.

“Our strong second quarter results were driven by significant demand for COVID-19 diagnostic products, and reflected our organization's ability to quickly develop and scale diagnostic products that are making a difference in people's lives,” said Douglas Bryant, president and chief executive officer of Quidel Corporation. “In the quarter, we also made excellent progress on our product pipeline and on our sourcing and manufacturing capacity initiatives. As a point-of-care diagnostics leader, we are proud to expand access to affordable testing, and provide answers to some of the most vulnerable.”

Gross Profit in the second quarter of 2020 increased to $148.8 million, driven by the demand for the new Sofia SARS Antigen and Lyra SARS-CoV-2 products. In addition, higher volumes contributed to increased manufacturing overhead absorption. Gross margin improvement versus last year was due to the same factors. R&D expense increased by $9.2 million in the second quarter as compared to the same period last year, due primarily to increased spending on Sofia, Savanna and next-generation platform development projects. We also incurred higher material and labor costs associated with COVID-19 product development. Sales and Marketing expense increased by $0.6 million in the quarter, due primarily to increased headcount and higher compensation costs driven by improved performance in the quarter. This was partially offset by reduced travel, meeting and trade show costs due to the COVID-19 travel restrictions. G&A expense increased by $2.8 million in the quarter due to higher compensation costs. Acquisition and integration costs of $0.9 million for the three months ended June 30, 2020 were primarily related to the evaluation of new business development opportunities, while acquisition and integration costs of $1.8 million for the three months ended June 30, 2019 consisted primarily of global operation integration costs.

In the second quarter of 2020, the Company recorded an income tax expense of $12.5 million, as compared with $0.7 million tax benefit in the same quarter last year. The higher tax expense for the three months ended June 30, 2020 is a result of higher pre-tax profits and lower proportional discrete tax benefits recorded in 2020 for excess tax benefits of stock-based compensation.

Net income for the second quarter was $67.7 million, or $1.55 per diluted share, as compared to a net income of $1.3 million, or $0.03 per diluted share, for the second quarter of 2019. On a non-GAAP basis, net income for the second quarter of 2020 was $81.6 million, or $1.86 per diluted share, as compared to net income of $15.4 million, or $0.36 per diluted share, for the same period in 2019.

Results for the Six Months Ended June 30, 2020
Total revenue for the six months ended June 30, 2020 was $376.4 million, versus $256.2 million for the same period in 2019. The 47% increase in sales was driven by greater Rapid Immunoassay and Molecular Diagnostics Solutions revenue associated with COVID-19, as well as a stronger flu season in 2020 versus the prior year. This was partially offset by lower Cardiometabolic Immunoassay revenue. Foreign exchange had a negative impact of $1.2 million for the six months ended June 30, 2020. The majority of the foreign currency headwind impacted the Cardiometabolic Immunoassay business.

Rapid Immunoassay product revenue increased 109% in the six months ended June 30, 2020 to $176.5 million. This was led by a 158% growth in Sofia revenue to $140.4 million, while QuickVue sales increased 26% from the same period of 2019 to $34.5 million. Cardiometabolic Immunoassay revenue totaled $108.1 million in the six months ended June 30, 2020. Molecular Diagnostic Solutions revenue increased $53.6 million to $63.5 million, led by $53.8 million in revenue growth from Lyra. Specialized Diagnostic Solutions revenue for the six months ended June 30, 2020 was $28.2 million.

Gross Profit in the six months ended June 30, 2020 increased to $263.7 million, driven by the demand for the new Sofia SARS Antigen, Lyra SARS-CoV-2 and influenza products, which drove improved product mix. In addition, higher volumes contributed to increased manufacturing overhead absorption. Gross margin improved compared to the same period in the prior year due to the same factors. R&D expense increased by $11.7 million in the six months ended June 30, 2020 as compared to the same period last year, due primarily to increased spending on Sofia and next-generation platform development projects, Savanna instrument development costs, higher labor and material costs associated with COVID-19 related product development and higher employee-related costs. Sales and Marketing expense increased by $1.8 million in the six months ended June 30, 2020, as compared to the same period in 2019, primarily due to higher employee-related costs, partially offset by reduced travel, meeting and trade show costs due to the COVID-19 travel restrictions. G&A expense increased by $3.7 million, primarily due to increased compensation costs from global expansion and improved performance during the current period. The increase was partially offset by lower professional service fees incurred in the period. Acquisition and integration costs of $2.8 million for the six months ended June 30, 2020 primarily related to the evaluation of new business development opportunities. Acquisition and integration costs of $4.7 million for the six months ended June 30, 2019 consisted primarily of global operation integration costs.

Net income for the six months ended June 30, 2020 was $107.9 million, or $2.48 per diluted share, as compared to net income of $26.1 million, or $0.65 per diluted share, for the same period in 2019. On a non-GAAP basis, net income for the six months ended June 30, 2020 was $134.3 million, or $3.08 per diluted share, as compared to net income of $54.3 million, or $1.28 per diluted share, for the same period in 2019.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles, non-cash interest expense, foreign exchange losses and certain non-recurring items on net income and earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted gross profit, adjusted operating income, adjusted net income, adjusted net earnings per share, constant currency revenue and currency revenue growth information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. Constant currency revenue is calculated by translating current period revenues using prior period exchange rates, net of any hedging effect recognized in the current period. Constant currency revenue growth (expressed as a percentage) is calculated by determining the change in current period constant currency revenues over prior period revenues. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the second quarter 2020 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

Investors may either join the live call by telephone, or join via webcast:

•To participate in the live call by telephone from the U.S., please dial 833-968-2118, or from outside the U.S. dial 778-560-2849, and request either the “Quidel Q2 2020 Earnings Call” when prompted by the conference call operator, or dial conference ID 336-5909.

•To join the live webcast, participants may click on the following link directly: https://event.on24.com/wcc/r/2399366/554769F2DE954BE74E6A85BD876C70DF, or via the Investor Relations section of the Quidel website (http://ir.quidel.com).

The website replay will be available for 1 year. The telephone replay will be available for 14 days beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) on July 30th, 2020 by dialing 800-585-8367 from the U.S., or by dialing 416-621-4642 for international callers, and entering pass code 336-5909.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia®, QuickVue®, D3® Direct Detection, Thyretain®, Triage® and InflammaDry® leading brand names, as well as under the Solana®, AmpliVue®and Lyra® molecular diagnostic brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, COVID-19, influenza, respiratory syncytial virus, Strep A, lyme, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel's Triage® system of tests comprises a comprehensive test menu that provides rapid, cost-effective treatment decisions at the point-of-care (POC), offering a diverse immunoassay menu in a variety of tests to provide diagnostic answers for quantitative BNP, CK-MB, d-dimer, myoglobin, troponin I and qualitative TOX Drug Screen. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced immunoassay to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, and to explore exciting employment opportunities, visit quidel.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, the impact of the novel virus (COVID-19) global pandemic; fluctuations in our operating results resulting from the timing of the onset, length and severity of cold and flu seasons, seasonality, government and media attention focused on influenza and other respiratory or novel viruses and the related potential impact on humans from such viruses, adverse changes in competitive conditions, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, lower than anticipated market penetration of our products, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development and protection of proprietary technology rights; our development of new technologies, products and markets; our reliance on sales of our influenza diagnostic tests; our reliance on a limited number of key distributors; our exposure to claims and litigation, including the ongoing litigation between the Company and Beckman Coulter, Inc.; intellectual property risks, including but not limited to, infringement litigation; our need for additional funds to finance our capital or operating needs; the financial soundness of our customers and suppliers; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”) or other regulatory authorities or loss of any previously received regulatory approvals or clearances; changes in government policies; costs of or our failure to comply with government regulations in addition to FDA regulations; compliance with government regulations relating to the handling, storage and disposal of hazardous substances; third-party reimbursement policies; our failure to comply with laws and regulations relating to billing and payment for healthcare services; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance; failures in our information technology or storage systems; our exposure to cyber-based attacks and security breaches; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with multiple product registration requirements, compliance with U.S. and foreign import/export laws, tariffs, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, increased financial accounting and reporting burdens. taxes, and diversion of lower priced international products into U.S. markets; changes in tax rates and exposure to additional tax liabilities or assessments; our ability to manage our growth strategy and identify and integrate acquired companies or technologies; risks relating to the acquisition and integration of the Triage and BNP Businesses; that we may have to write off goodwill relating to our acquisitions; the level of our indebtedness and deferred payment obligations; our ability to generate sufficient cash flow to meet our debt service and deferred payment obligations; that we may incur additional indebtedness; that the Senior Credit Facility is secured by substantially all of our assets; the agreements for our indebtedness place operating and financial restrictions on the Company; that an event of default could trigger acceleration of our outstanding indebtedness; increases in interest rate relating to our variable rate debt; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and the indenture governing our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three months ended June 30,
Consolidated Statements of Operations:	2020	2019
Total revenues	$201,754	$108,252
Cost of sales	53,003	49,073
Gross profit	148,751	59,179
Research and development	20,970	11,723
Sales and marketing	27,567	26,926
General and administrative	15,679	12,876
Acquisition and integration costs	872	1,836
Total operating expenses	65,088	53,361
Operating income	83,663	5,818
Other expense, net
Interest and other expense, net	(3,467)	(4,505)
Loss on extinguishment of debt	—	(748)
Total other expense, net	(3,467)	(5,253)
Income before income taxes	80,196	565
Provision (benefit) for income taxes	12,544	(705)
Net income	$67,652	$1,270

Basic earnings per share	$1.61	$0.03
Diluted earnings per share	$1.55	$0.03
Shares used in basic per share calculation	42,117	40,209
Shares used in diluted per share calculation	43,746	41,429

Gross profit as a % of total revenues	74%	55%
Research and development as a % of total revenues	10%	11%
Sales and marketing as a % of total revenues	14%	25%
General and administrative as a % of total revenues	8%	12%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$80,606	$21,772
Cardiometabolic Immunoassay	54,191	67,982
Specialized Diagnostic Solutions	11,780	14,286
Molecular Diagnostic Solutions	55,177	4,212
Total revenues	$201,754	$108,252

Condensed balance sheet data:	6/30/2020	12/31/2019
Cash and cash equivalents	$72,589	$52,775
Accounts receivable, net	$111,027	$94,496
Inventories	$92,618	$58,086
Total assets	$972,931	$910,867
Short-term debt	$40,616	$13,135
Long-term debt	$4,113	$4,375
Stockholders’ equity	$611,709	$559,820

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Six months ended June 30,
Consolidated Statements of Operations:	2020	2019
Total revenues	$376,407	$256,220
Cost of sales	112,665	106,114
Gross profit	263,742	150,106
Research and development	37,349	25,653
Sales and marketing	58,305	56,515
General and administrative	30,011	26,307
Acquisition and integration costs	2,786	4,660
Total operating expenses	128,451	113,135
Operating income	135,291	36,971
Other expense, net
Interest and other expense, net	(6,274)	(9,087)
Loss on extinguishment of debt	—	(748)
Total other expense, net	(6,274)	(9,835)
Income before income taxes	129,017	27,136
Provision for income taxes	21,128	1,022
Net income	$107,889	$26,114

Basic earnings per share	$2.56	$0.65
Diluted earnings per share	$2.48	$0.65
Shares used in basic per share calculation	42,086	39,957
Shares used in diluted per share calculation	43,574	42,315

Gross profit as a % of total revenues	70%	59%
Research and development as a % of total revenues	10%	10%
Sales and marketing as a % of total revenues	15%	22%
General and administrative as a % of total revenues	8%	10%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$176,536	$84,266
Cardiometabolic Immunoassay	108,092	133,854
Specialized Diagnostic Solutions	28,239	28,140
Molecular Diagnostic Solutions	63,540	9,960
Total revenues	$376,407	$256,220

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended June 30,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP Financial Results	$148,751	$59,179	$83,663	$5,818	$67,652	$1,270
Interest expense on Convertible Senior Notes, net of tax					179	—
Net income used for diluted earnings per share, if-converted method					67,831	1,270	$1.55	$0.03

Adjustments:
Interest expense on Convertible Senior Notes (a)					—	862
Non-cash stock compensation expense	435	262	5,130	3,372	5,130	3,372
Amortization of intangibles	1,905	1,926	7,041	6,967	7,041	6,967
Amortization of debt issuance costs on credit facility					101	101
Non-cash interest expense for deferred consideration					1,717	2,161
Loss on extinguishment of Convertible Senior Notes					—	748
Change in fair value of acquisition contingencies			848	626	848	626
Change in fair value of derivative liabilities - Convertible Senior Note					1,084	—
Acquisition and integration costs			872	1,836	872	1,836
Foreign exchange loss					146	776
Income tax impact of adjustments (b)					(3,218)	(3,315)
Adjusted (c)	$151,091	$61,367	$97,554	$18,619	$81,552	$15,404	$1.86	$0.36

(a) Interest expense on Convertible Senior Notes and related tax impact are not adjusted for the purposes of calculated GAAP diluted earnings per share as the Convertible Notes are anti-dilutive.
(b) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 19% for 2020 and 2019.
(c) Adjusted net earnings per share for the three months ended June 30, 2019 was calculated using an adjusted diluted weighted average shares outstanding of 43.0 million shares. Adjustments from GAAP diluted weighted average shares outstanding consisted of 1.6 million potentially dilutive shares issuable from Convertible Senior Notes.

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Six months ended June 30,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2020	2019	2020	2019	2020	2019	2020	2019
GAAP Financial Results	$263,742	$150,106	$135,291	$36,971	$107,889	$26,114
Interest expense on Convertible Senior Notes, net of tax					360	1,489
Net income used for diluted earnings per share, if-converted method					108,249	27,603	$2.48	$0.65

Adjustments:
Non-cash stock compensation expense	693	542	9,008	6,960	9,008	6,960
Amortization of intangibles	3,863	3,851	14,103	13,948	14,103	13,948
Amortization of debt issuance costs on credit facility					202	202
Non-cash interest expense for deferred consideration					3,612	4,504
Loss on extinguishment of Convertible Senior Notes					—	748
Change in fair value of acquisition contingencies			848	626	848	626
Change in fair value of derivative liabilities - Convertible Senior Note					1,084	—
Acquisition and integration costs			2,786	4,660	2,786	4,660
Foreign exchange loss					506	1,275
Income tax impact of adjustments (a)					(6,108)	(6,255)
Adjusted	$268,298	$154,499	$162,036	$63,165	$134,290	$54,271	$3.08	$1.28

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 19% for 2020 and 2019.